Exhibit 99.2

To:	The Shareholders of MacroSolve, Inc.
From:	The Board of Directors of MacroSolve, Inc. (“MacroSolve”)
Subject:	Business Update
Date:	October 18, 2011

We are pleased to report significant progress on our execution strategy for revenue generation both through our patent monetization efforts, and through the development of MacroSolve’s sales and distribution channels for our suite of mobile app solutions based on our landmark mobile app patent.

•	We have already reached settlement agreements with several of the 37 companies against which we’ve filed infringement suits.

•	Licensing discussions are underway with the remaining majority of these companies.

•	The most recent lawsuits filed are against companies including AT&T, Citigroup, Dell, Groupon, and Living Social.

Building our intellectual property portfolio is a key component of our growth strategy. As such, we’ve filed one additional patent application in the third quarter and we plan to pursue further filings in the future.
We have recently issued several news releases which reflect encouraging developments at MacroSolve.  The key pillars of our growth strategy are:

•	Growing high-margin revenues via the combination of distribution agreements, our expanding portfolio of products, and leveraging our ReFormXT™ rapid application development platform;
•	Monetizing our intellectual property; and
•	Adding to our management strength and increasing the involvement of the Board of Directors.

We are rebounding despite a difficult economy and are seeing the potential for continued growth of revenues in 2011. The following are some relevant business highlights to date in 2011:

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Business is trending upwards during the second half of 2011 and we are expanding our workforce for the first time since the 2008 U.S. economic collapse. MacroSolve is benefiting from the explosive growth of mobile computing technology and mobile software sales being led by iPhone, iPad and Android. We expect to see the trend toward mobile products continue. Indeed, the following forecasts match our expectations:

•	50 Billion mobile app downloads in FY2012 (GetJar)

•	$35 Billion app market by FY2014 (IDC)

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Earlier this year, we announced a partnering relationship with the largest independent agency, The Richards Group and its Click Here division, which enhances our offerings with world class digital agency services. In parallel, we have announced new products with an expanding number of resellers in North America and Europe. The foundation of new products, valued digital services and a sales distribution network has uniquely positioned the company for substantial revenue growth at a lower sales and operations expense.

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We announced a partnering relationship with Donald Trump Jr. on October 11, 2011. This relationship addresses access to large enterprises worldwide. A meeting was held on October 12, 2011 at which MacroSolve and Mr. Trump set initial goals to be achieved going forward. We are very optimistic about the potential that may be unlocked with this relationship.

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As a first step in adding management strength, Howard Janzen assumed the position of Chairman of the Board, bringing over 30 years of experience in the telecommunications and energy industries with him, including positions as CEO of Williams Communications, President of Sprint Business, and CEO of One Communications. Howard replaces James C. McGill, who continues as a director and Vice Chairman of MacroSolve with a focus on monetization of intellectual property and assisting in M&A activities.

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The management team was further enhanced by the addition of Steve Signoff, who joined MacroSolve as Chief Executive Officer. Steve brings over 20 years of experience in sales, marketing, and executive leadership with Fortune 250 and Fortune 1000 companies including Sprint and One Communications, as well as at technology start-up companies. Steve replaces Clint Parr, who now focuses on strategic partnerships such as The Richards Group’s Click Here, Mr. Trump, and major reseller relationships.

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We have raised funds in a private placement to help with implementing our business strategy. With the management team and several important relationships in place, the added funds will provide management the flexibility to move forward.

We appreciate the support of our shareholders and are determined to deliver an attractive return on your investment.

Yours very truly,
The Board of Directors of MacroSolve, Inc.

Howard Janzen
Chairman

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